Exhibit 99.3

AFFINITY GOLD CORP.
13570 Grove Drive #310
Maple Grove, MN 55311

Symbol: AFYG - Pinksheets

September 26th, 2013

NEWS RELEASE

AFFINITY GOLD CORP. ANNOUNCES NEAR-TERM OUTLOOK & OBJECTIVES

Maple Grove, Minnesota - September 26th, 2013 - Affinity Gold Corp. (AFYG.pk) ("Affinity" or "the Company") announces near-term outlook expecting to demonstrate tremendous progress over the next 180 days towards becoming a precious metals producer and begin revealing its long-term value proposition.

In the immediate-term, the Company will continue to focus on further building an effective leadership team through direct recruitment, strategic partners and key alliances which will assist in ensuring Affinity's success of accomplishing its goals and building substantial shareholder value over time.

Next 180 Days

  Finalize formation of Strategic Advisory Committee composed of established international industry leaders whose expertise, guidance and support will help accelerate the company's growth and ensure its immediate and long-term success.

  Become current and compliant in SEC regulatory filings and regain OTCQB listing status

  Assist and support Colombia Crest Gold during its due diligence process on the Machacala project, La Libertad, Peru.

  Establish small-scale production operations on its Machacala project and on track to reach 300TPD within the 12 months following.

"This is an exciting time for Affinity as we're so close to realizing our goal of becoming a precious metals producer. There's still a tremendous amount of work to be done but we're at a point where our goals are within reach" stated President & CEO, Corey Sandberg.

About Affinity Gold Corp.:
Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition and development of near-term precious mineral production properties within Peru. Affinity Gold Corp.'s primary focus is on developing assets that have demonstrated historical production, contain documented and reliable data and can reasonably begin producing within 12-18 months at a cost of less than $900 per gold equivalent ounce.

www.affinitygold.com

CONTACT:
AFFINITY GOLD CORP.
Corey J. Sandberg
763-424-4754
csandberg@affinitygold.com

For further information please refer to the Company's filings with the SEC on EDGAR available at www.sec.gov

FORWARD-LOOKING STATEMENTS
This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Affinity Gold Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.